CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 25, 2022, with respect to the financial statements of Allspring Specialized Technology Fund (formerly, Wells Fargo Specialized Technology Fund), one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of March 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 30. 2022